Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Les Van Dyke Director, Investor Relations (281) 492-5370
DIAMOND OFFSHORE DRILLING, INC. ANNOUNCES
CLOSING OF $500 MILLION SENIOR NOTE OFFERING
Houston, Texas, May 4, 2009 — Diamond Offshore Drilling, Inc. (NYSE:DO) today announced the completion of the offering of $500 million aggregate principal amount of the Company’s 5.875% senior unsecured notes due May 1, 2019. The transaction resulted in net proceeds to Diamond Offshore, after deducting underwriting discounts and estimated expenses, of approximately $495.3 million.
The offering of the notes was a registered public offering pursuant to the Company’s registration statement on Form S-3 (File No. 333-157865). The offering was underwritten by J.P. Morgan Securities Inc. and Goldman, Sachs & Co., as Joint Book-Running Managers, and Comerica Securities, Fortis Securities LLC, HSBC Securities (USA) Inc., Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc., UniCredit Capital Markets, Inc. and Wachovia Capital Markets, LLC as Co-Managers. A printed copy of the prospectus supplement relating to the offering may be obtained by contacting by J.P. Morgan Securities Inc. at 212-834-4533 or Goldman, Sachs & Co. at 1-866-471-2526.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
Diamond Offshore provides contract drilling services to the energy industry and is a leader in deepwater drilling. Additional information on Diamond Offshore and access to the Company’s SEC filings is available on the Internet at www.diamondoffshore.com.
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